Exhibit 99

                           Additional Beneficial Owners

Name	Title of Securities Beneficially Owned	Amount of Securities Beneficially Owned	Ownership Form	Nature of Indirect Ownership
Kurt Pichler (1) Sierra Knight Financial Group, Inc. P.O. Box 4226 STN Main Vancouver, B.C., Canada V6B3Z7	Common Stock, par value $0.0001 per share	30,000,000	I	As principal of Sierra Knight Financial Group, Inc., Kurt Pichler beneficially owns the shares held of record by Sierra Knight Financial Group, Inc.

(1) Kurt Pichler is the sole officer and director of SK Shasta Acquisition Corp. 4.